As filed with the Securities and Exchange Commission on February 19, 2010

Registration No. 333-_________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA DIRECT INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Florida	13-3876100
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

431 Fairway Drive, Suite 200, Deerfield Beach, Florida	33441
(Address of Principal Executive Offices)	(Zip Code)

China Direct Industries, Inc. 2008 Executive Stock Incentive Plan
(Full title of plan)
__________________________________

Lazarus Rothstein
Executive Vice President and General Counsel
China Direct Industries, Inc.
431 Fairway Drive, Suite 200
Deerfield Beach, Florida  33441
(Name and address of agent for service)

(954) 363-7333
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

__________________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001 per share (1)	1,000,000	$1.64	$1,640,000	$116.93

(1)  This registration statement covers 1,000,000 shares of the Registrant's common stock which have been authorized for issuance under the China Direct Industries, Inc. 2008 Executive Stock Incentive Plan;

(2)  Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant's common stock as reported on February 18, 2010 in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended.

INTRODUCTORY STATEMENT

This registration statement relates to two separate prospectuses.  The first prospectus relates to future issuances to our executive officers of up to 1,000,000 shares of our common stock, $0.0001 par value, per share (the “common stock”) pursuant to our 2008 Executive Stock Incentive Plan (the “Plan”).

This registration statement also includes a reoffer prospectus that relates to the reoffer or resale of any shares of our common stock that are issued under the 2008 Executive Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 have been or will be sent or given to the participants in the Plan being registered hereby as specified by Rule 428(b)(1) of Regulation C under the Securities Act of 1933, as amended (the “Securities Act”), and these documents taken together with the documents incorporated by reference in this registration statement shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Pursuant to Rule 428 of the Securities Act, these documents are not required to be filed with the Securities and Exchange Commission as part of this registration statement or as an Exhibit hereto.

PROSPECTUS

CHINA DIRECT INDUSTRIES, INC.

1,000,000 shares

of

Common Stock

This reoffer prospectus is a combined prospectus relating to shares of our common stock, par value $0.0001 per share, that have been registered with the Securities and Exchange Commission (the “SEC”) and that have been or may be acquired by certain of our executive officers (the “Selling Stockholders”) under awards made to them under our 2008 Executive Stock Incentive Plan (the “Plan”). The shares of common stock relating to the Plan issuable to the Selling Stockholders have been registered with the SEC on the registration statement on Form S-8 of which this reoffer prospectus is filed as a part.

We will not receive any proceeds from the sale of the shares under the Plan. However, we will receive proceeds, if any, from the exercise of the options granted under the Plan.

The Selling Stockholders may offer their shares through public or private transactions, in the over-the-counter markets or on any exchanges on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices. The Selling Stockholders may engage brokers or dealers who may receive commissions or discounts from the Selling Stockholders. We will pay substantially all of the expenses incident to the registration of such shares, except for the selling commissions.

Our common stock is listed on the NASDAQ Global Market under the symbol "CDII".  On February 18, 2010, the last sale price of our common stock was $1.70 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE MAKING A DECISION TO PURCHASE OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 19, 2010

You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.

When used herein, "China Direct Industries", "we", "us" or "our" refers to China Direct Industries, Inc., a Florida corporation, and our subsidiaries.

THE COMPANY

We are a U.S. company that manages a portfolio of Chinese entities. We also provide consulting services to Chinese businesses. We operate in three identifiable segments: Magnesium, Basic Materials, and Consulting, in accordance with ASC Codifications Topic 280 (SFAS 131), “Disclosure about segments of an Enterprise and Related Information”. In the three months ended December 31, 2006 we established our Magnesium and Basic Materials segments which have grown through acquisitions of controlling interests of Chinese private companies. We consolidate these acquisitions as either our wholly or majority owned subsidiaries. Through this ownership control, we provide management advice as well as investment capital to expand their businesses.

Our Magnesium segment is currently our largest segment by assets and prior to the nine months ended September 30, 2009 (the” 2009 transition period”) was the largest segment by revenues. We manufacture and sell pure magnesium and related by-products. We also purchase and resell magnesium products manufactured by third parties. Magnesium is used in a variety of markets and applications due to the physical and mechanical properties of the element and its alloys. Magnesium is the lightest and strongest of the structural metals; it is one fourth the weight of steel, two fifths the weight of titanium and two thirds the weight of aluminum.  Due to its light weight and high strength, magnesium and magnesium related products have a variety of technological and consumer applications. Magnesium alloys are used in aircraft and automobile parts. In addition, magnesium in various forms is used in the manufacture of electronic equipment such as computers, cameras and cell phones. Magnesium powder is used as desulphurizer that removes sulfur in the production of steel.

Our Basic Materials segment engages in the sale and distribution of basic resources within Asia. Our Basic Materials segment includes the sale and distribution of a variety of products including:

•	industrial grade synthetic chemicals;
•	steel products;
•	nonferrous metals; and
•	recycled materials.

As well, within this segment we hold the rights to mining properties and are evaluating the economic feasibility of commencing mining and production operations at CDI Jixiang Metal given the current weakness in the market price of zinc and related products. Presently we do not have a timetable for when our mining operations will commence.

In July 2009, we launched CDII Trading. CDII Trading is engaged in the global purchase and sale of industrial commodities which include mineral ores, non-ferrous metals, scrap metals, rare metals, petrochemicals, and other related commodities. CDII Trading also markets products from our other business units as well as some of our consulting clients by leveraging our relationships in China and abroad.

Our Consulting segment provides services to Chinese entities seeking access to the U.S. capital markets. These services include general business consulting, Chinese regulatory advice, translation services, formation of entities in the PRC, coordination of professional resources, strategic alliances and partnerships, advice on effective means of accessing U.S. capital markets, mergers and acquisitions, coordination of Sarbanes-Oxley compliance, and corporate asset evaluations.

Our Corporate Information

We were incorporated in Delaware in July 1999.  In June 2007 we domesticated the company in the State of Florida.  Our principal executive offices are located at 431 Fairway Drive, Suite 200, Deerfield Beach, Florida 33441, and our telephone number at that address is (954) 363-7333. We maintain an Internet website at www.cdii.net. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are statements other than historical information or statements of current condition and are based upon our current expectations and projections about future events. When used in this prospectus, the words ‘‘believe’’, ‘‘anticipate’’, ‘‘intend’’, ‘‘estimate’’, ‘‘expect’’, ‘‘will’’, ‘‘should’’, ‘‘may’’ and similar expressions, or the negative of such words and expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements.

A list of factors that could cause our actual results of operations and financial condition to differ materially is set forth below:

•	Fluctuations in the pricing and availability of magnesium and in levels of customer demand.
•	Changes in the prices of magnesium and magnesium-related products.
•	Our ability to implement our acquisition strategy of growing our business through increased magnesium production capacity and acquisitions.
•	Fluctuations in the cost or availability of coke gas and coal.
•	Loss of orders from any of our major customers.
•
Our dispute with the noncontrolling shareholders of Pan Asia Magnesium that resulted in our establishment of a reserve for loss and the possibility of litigation and adverse outcomes in such litigation.

•	The value of the equity securities we accept as compensation is subject to adjustment which could result in losses to us in future periods.
•	Our ability to effectively integrate our acquisitions and to manage our growth and our inability to fully realize any anticipated benefits of acquired business.
•
Our need for additional financing which we may not be able to obtain on acceptable terms, the dilutive effect additional capital raising efforts in future periods may have on our current shareholders and the increased interest expense in future periods related to additional debt financing.

•	Our dependence on certain key personnel.
•	Difficulties we have in establishing adequate management, cash, legal and financial controls in the PRC.
•	Our ability to maintain an effective system of internal control over financial reporting.
•
The lack various legal protections in certain agreements to which we are a party and which are material to our operations which are customarily contained in similar contracts prepared in the United States.

•	Potential impact of PRC regulations on our intercompany loans.
•
Yuwei Huang, our executive vice president – magnesium, director and an officer of several of our magnesium subsidiaries and his daughter Lifei Huang is also an owner and executive officer of several companies which directly compete with our magnesium business.

•	The impact of a loss of our land use rights.
•	Our ability to comply with the United States Foreign Corrupt Practices Act which could subject us to penalties and other adverse consequences.
•	Limits under the Investment Company Act of 1940 on the value of securities we can accept as payment for our business consulting services.
•	The acquisition of new businesses is costly and such acquisitions may not enhance our financial condition.
•	The risks and hazards inherent in the mining industry on the operations of our basic materials segment.
•	Our inability to enforce our rights due to policies regarding the regulation of foreign investments in China.
•	The impact of environmental and safety regulations, which may increase our compliance costs and reduce our overall profitability.
•	The impact of Chinese economic reform policies.
•	The effect of changes resulting from the political and economic policies of the Chinese government on our assets and operations located in the PRC.
•	The influence of the Chinese government over the manner in which our Chinese subsidiaries must conduct our business activities.
•	The impact of any recurrence of severe acute respiratory syndrome, or SAR’s, or another widespread public health problem.
•	The limitation on our ability to receive and use our revenues effectively as a result of restrictions on currency exchange in China.
•	The price of our common stock may fluctuate substantially and the impact on our shareholders.

Most of these factors are difficult to predict accurately and are generally beyond our control.  You should consider the areas of risk described in connection with any forward-looking statements that may be made herein.  Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review our transition report on Form 10-K for the 2009 transition period ( the “2009 Transition Report”) , including the risks described in Item 1A. Risk Factors, as well as our other reports filed with the SEC.   Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.  These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

RISK FACTORS

An investment in our securities involves a significant degree of risk.  You should not invest in our securities unless you can afford to lose your entire investment.  You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our securities.  If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected and you could lose your entire investment in our company.

Risks Related To Our Business

The metals industry is highly cyclical. Fluctuations in the pricing and availability of magnesium and in levels of customer demand have historically been severe, and future changes and/or fluctuations could cause us to experience lower sales volumes and revenues, which would negatively impact our profit margins.

The metals industry is highly cyclical. The length and magnitude of industry cycles have varied over time and by product, but generally reflect changes in macroeconomic conditions, levels of industry capacity and availability of usable raw materials. The overall levels of demand for our magnesium and magnesium-based products reflect fluctuations in levels of end-user demand, which depend in large part on general macroeconomic conditions worldwide which then impact the level of production in China. For example, many of the principal uses of magnesium and magnesium-related products are for the production of structural metal, steel and aluminum manufacturing, production of alloys used in aircraft and automobile parts, the manufacture of electronic equipment such as computers, cameras, and cell phones and the use of magnesium powder in flares, flashes and pyrotechnics. The market for these products are heavily dependent on general economic conditions, including the availability of affordable energy sources, employment levels, interest rates, consumer confidence and construction demand. These cyclical shifts in our customers’ industries tend to result in significant fluctuations in demand and pricing for our products. As a result, in periods of recession, such as the one we are currently experiencing, or low economic growth, metals companies, including ours, have generally tended to under-perform compared to other industries. We generally have high fixed costs, so changes in industry demand that impact our production volume also can significantly impact our profit margins and our overall financial condition. Economic downturns in the worldwide economy or a prolonged decline in demand in our Magnesium segment has had a negative impact on our operations and a continuation or further deterioration of current economic conditions could have a negative impact on our future financial condition or results of operations.

Changes in the prices of magnesium and, magnesium-related products, zinc and zinc-related products will have a significant impact on our operating results and financial condition.

We derive a substantial portion of our revenue from the sale of magnesium and magnesium-based products. Changes in the market price of magnesium and zinc impact the selling prices of our products, and therefore our profitability is significantly affected by decreased magnesium prices and to a lesser extent by decreased zinc prices. Market prices of magnesium and zinc are dependent upon supply and demand and a variety of factors over which we have little or no control, including:

•	world economic conditions;
•	availability and relative pricing of metal substitutes;
•	labor costs;
•	energy prices;
•	environmental laws and regulations;
•	weather; and
•	import and export restrictions.

Declines in the price of magnesium, and to a lesser extent a decrease in zinc prices, have had a negative impact on our operations since commencing in September 2008, and further or future declines could have a negative impact on our future financial condition or results of operations. Market conditions beyond our control determine the prices for our products, and the price for any one or more of our products may fall below our production costs, requiring us to either incur short-term losses. Furthermore, the decline in the price of zinc and zinc related products resulted in us delaying completion of construction of our planned zinc ore mining and production facility, our planned aluminum wire recycling facility and our planned zinc concentrate distribution business. Consequently, we are evaluating our strategic alternatives for these operations including the partial or full sale of our interest in these businesses, the launch of operations in fiscal 2010, seeking potential joint venture partners to operate the businesses. Market prices for magnesium may decrease even further, and therefore our operating results may be significantly harmed.

If we fail to implement our acquisition strategy, our financial condition and results of operations could be materially and adversely affected.

An important part of our strategy is to grow our business by acquiring additional production facilities for magnesium and magnesium related products by consolidating our Magnesium segment holdings as well as acquire additional operations owned or controlled by Mr. Huang. We will need additional financing to implement our acquisition expansion strategy and we may not have access to the funding required for the acquisitions on acceptable terms. Our planned acquisitions may also suffer significant delays as a result of a variety of factors, such as legal and regulatory requirements, either of which could prevent us from completing our acquisition plans as currently expected. Our acquisition plans may also result in other unanticipated adverse consequences, such as the diversion of management’s attention from our existing operations. In addition, even if we can implement our strategy, expansion in the magnesium market, increased sales to various industries, including the automobile industry may not materialize to the extent we expect, or at all, resulting in unutilized capacity. Any failure to successfully implement our business strategy, including for any of the above reasons, could materially and adversely affect our financial condition and results of operations. We may, in addition, decide to alter or discontinue certain aspects of our business strategy at any time.

Fluctuations in the cost or availability of electricity, coke, coal and/or natural gas would lead to higher manufacturing costs, thereby reducing our margins and limiting our cash flows from operations.

Energy is one of our most significant costs in our Magnesium segment. Most of our magnesium production facilities utilize coke gas as energy, only Baotou Changxin Magnesium facility utilizes coal. Energy prices, particularly for coal and coke gas, have been volatile in recent years and currently exceed historical averages. While we have a fixed price supply agreement for a specified quantity of waste gas for our Golden Magnesium facility which expires in August 2027, fluctuations in price impact our manufacturing costs and contribute to earnings volatility. In the 2009 transition period we witnessed rising energy costs that were not material to our results of operation which were partially offset by our fixed price waste gas supply agreement at our Golden Magnesium facility. In the event of an interruption in the supply of coke gas or coal to our magnesium facilities, production at our manufacturing facilities would have to be shut down. In addition, we do not maintain sources of secondary power at our facilities that only use coke gas, and therefore any prolonged interruptions in the supply of energy to our facilities could result in lengthy production shutdowns, increased costs associated with restarting production and waste of production in progress. While we have not experienced shortages of coke waste gas in the 2009 transition period like we experienced in fiscal 2008, any future shortages would reduce our production capacity, reducing our net sales and potentially impacting our ability to deliver products to our customers.

If we were to lose order volumes from any of our major customers, our sales could decline significantly and our cash flows may be reduced.

In the 2009 transition period, our five largest customers (exclusive of related parties) in our Magnesium segment were responsible for 45.8% of our total revenues in this segment and approximately 17.8% of our total consolidated revenues. These customers purchase products from us on a spot or short term contract basis and may choose not to continue to purchase our products. A loss of order volumes from any major customer, including a related party, or a significant reduction in their purchase orders could negatively affect our financial condition and results of operations by lowering sales volumes, increasing costs and lowering profitability.

We have a dispute with the noncontrolling shareholders of Pan Asia Magnesium that resulted in our establishment of a reserve for loss and the possibility of litigation and adverse outcomes in such litigation could have a material adverse effect on our financial condition.

We have a dispute with the noncontrolling shareholders of Pan Asia Magnesium and its Chairman of the Board of Directors, Haixin Zhao that resulted in our establishment of a $7.4 million reserve for loss which is described in Note 17 – Commitments and Contingencies in our audited consolidated financial statements included in our 2009 Transition Report. Any litigation ensuing from this dispute may be both time consuming and expensive.

We evaluate this claim to assess the likelihood of an unfavorable outcome and to estimate, if possible, the amount of potential loss. Based on this assessment and estimate, we established a reserve of $7.4 million and disclosed the relevant claim, as appropriate. This assessment and estimate is based on the information available to management as of the date of this prospectus and involves a significant amount of management judgment. As a result, the actual outcome or loss may differ materially from those envisioned by our current assessment and estimate. Our failure to successfully prosecute or settle this claim could have a material adverse effect on our financial condition, revenue and profitability and could cause the market value of our common stock to decline.

The value of the equity securities we accept as compensation is subject to adjustment which could result in losses to us in future periods.

In our Consulting segment, historically we have accepted equity securities of our clients as compensation for services. These securities are reflected on our balance sheet as “investment in marketable securities held for sale” and “investment in marketable securities held for sale - related party”. At the end of each period, we evaluate the carrying value of the marketable securities for a decrease in value. We evaluate the company underlying these marketable securities to determine whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in fair value is judged to be “other- than- temporary”, the cost basis of the individual security is shall be written down to fair value as a new cost basis and the amount of the write-down is charged to earnings. At September 31, 2009 we recognized an “other-than-temporary” impairment of $9.5 million and realized loss on sale of marketable securities of $1.9 million and at December 31, 2008 a realized loss on other-than-temporary impairment of $7.5 million related to these marketable securities. The realized gain (loss) on investments in marketable securities available for sale in the three month periods ended December 31, 2009 was $34,691.  In the future, should we identify additional impairments, this would adversely affect our operating results for the corresponding periods in that we might be required to reduce the carrying value of these investments. In addition, if we are unable to liquidate these securities, we will be required to write off the investments which would adversely affect our financial position.

Our management may be unable to effectively integrate our acquisitions and to manage our growth and we may be unable to fully realize any anticipated benefits of these acquisitions.

We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies we have acquired. We face particular challenges in that our acquisition strategy is based on companies located in and operating within China. Acquired companies’ histories, the geographical location, business models and business cultures will be different from ours in many respects. Even if we are successful in identifying and closing acquisitions of companies, our directors and executive management will face significant challenges in their efforts to integrate the business of the acquired companies or assets and to effectively manage our continued growth. Each of our acquisitions, including any future acquisitions, will be subject to a number of challenges, including:

•	the diversion of management time and resources and the potential disruption of our ongoing business;
•	difficulties in maintaining uniform standards, controls, procedures and policies;
•	unexpected costs and time associated with upgrading both the internal accounting systems as well as educating each of their staff as to the proper methods of collecting and recording financial data;
•	potential unknown liabilities associated with acquired businesses;
•	the difficulty of retaining key alliances on attractive terms with partners and suppliers; and
•	the difficulty of retaining and recruiting key personnel and maintaining employee morale.

There can be no assurance that our efforts to integrate the operations of any acquired assets or companies will be successful, that we can manage our growth or that the anticipated benefits of our past or any future these proposed acquisitions will be fully realized.

We need additional financing to fund acquisitions and our operations which we may not be able to obtain on acceptable terms. Additional capital raising efforts in future periods may be dilutive to our then current shareholders or result in increased interest expense in future periods.

We need to raise additional capital to carry out our plans to acquire additional production facilities for magnesium and magnesium related products by consolidating our Magnesium segment holdings as well as acquire additional operations owned or controlled by Mr. Huang. Also, we may need to raise additional working capital to fund our operations as a result of our operating losses which were $10.4 million in the 2009 transition period and $1.0 million in the three months ended December 31, 2009. Our future capital requirements depend on a number of factors, including our operations, the financial condition of an acquisition target and its need for capital, our ability to grow revenues from other sources, our ability to manage the growth of our business and our ability to control our expenses. Also, if we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional capital through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution. As we will generally not be required to obtain the consent of our shareholders before entering into acquisition transactions, shareholders are dependent upon the judgment of our management in determining the number of, and characteristics of, stock issued as consideration in an acquisition. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that we will be able to raise the working capital as needed in the future on terms acceptable to us, if at all, as the current capital markets have been adversely affected by the severe liquidity crisis. If we do not raise capital as needed, we will be unable to operate our business or fully implement our acquisition expansion strategy.

We are dependent on certain key personnel and the loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational expertise of key personnel of our subsidiaries in China who perform key functions in the operation of our business as well as our U.S. based management team. We do not exercise any substantive day to day supervision over the activities of key members of our China based management team which includes Messrs. Jingdong Chen, Chen Chi, and Xiaowen Zhuang. The loss of one or more of these key employees or our senior management, including Dr. Wang, our Chief Executive Officer, or Yuwei Huang, our Executive Vice President - Magnesium, could have a material adverse effect upon our business, financial condition and results of operations.

We have had difficulty establishing adequate management, legal and financial controls in the PRC.

PRC companies have in some cases, been resistant to the adoption of Western styles of management and financial reporting concepts and practices, which include sufficient corporate governance, cash management and other internal controls and, computer, financial and other control systems. In addition, we have had difficulty with compliance by our management at our subsidiaries and in hiring and retaining a sufficient number of qualified employees to work in the PRC. See “Part II — Item 9A (T) — Controls and Procedures” of our 2009 Transition Report. As a result of these factors, we have experienced difficulties with our subsidiaries in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards. In addition, we may experience these difficulties with any of our subsidiaries and our future acquisitions. Therefore, we may, in turn, experience continued difficulties in implementing and maintaining adequate internal controls. Any such deficiencies, weaknesses or lack of compliance could have a material adverse effect on our business, financial condition and results of operations and may result in additional restatements of our financial statements in future periods.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Our management has determined that as of September 30, 2009, we did not maintain effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework as a result of identified material weaknesses in our internal control over financial reporting related to cash management and related party transactions, the lack of an integrated financial accounting system, control deficiencies at one of our subsidiaries that prevented us from auditing its financial statements prompting us to establish a loss reserve equal to our investment in that subsidiary, failure to maintain a sufficient complement of accounting personnel in our Magnesium segment operations and accounting for other-than-temporary-impairment related to available for sale securities that caused us to restate our consolidated financial statements for the year ended December 31, 2008. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. For a detailed description of these material weaknesses and our remediation efforts and plans, see “Part II — Item 9A (T) — Controls and Procedures” of our 2009 Transition Report. If the result of our remediation of the identified material weaknesses is not successful, or if additional material weaknesses are identified in our internal control over financial reporting, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to further implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports which could have an adverse effect on our stock price and potentially subject us to litigation.

Certain agreements to which we are a party and which are material to our operations lack various legal protections which are customarily contained in similar contracts prepared in the United States.

Our subsidiaries include companies organized under the laws of the PRC and all of their business and operations are conducted in China. We are a party to certain contracts related to our operations in China.  While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain clauses which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses. Because our contracts in the PRC omit these customary clauses, notwithstanding the differences in PRC Chinese and U.S. laws, we may not have the same legal protections as we would if the contracts contained these additional clauses. We anticipate that our Chinese subsidiaries will likely enter into contracts in the future which will likewise omit these customary legal protections. Although we have a dispute with the minority shareholders of our Pan Asia Magnesium subsidiary we have not been subject to any adverse consequences as a result of the omission of these customary clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, future events may occur which lead to additional disputes which could have been avoided if the contracts included customary clauses in conformity with U.S. standards. Contractual and other disputes which may arise from this lack of legal protection and our dispute with the minority shareholders of Pan Asia Magnesium could divert management’s time from the operation of our business, require us to expend funds attempting to settle a possible dispute, limit the time our management would otherwise devote to the operation of our business, and have a material adverse effect on our business, financial condition and results of operations.

Intercompany loans may be subject to PRC regulations.

We currently have several inter-company loans between our PRC subsidiaries and PRC based client companies totaling $15.2 million as of December 31, 2009, and we may continue to enter into inter-company and client based financing arrangements to meet our internal capital needs and those of our client companies. PRC laws generally do not permit companies that do not possess a financial service business license to extend loans directly to other companies, including affiliates, without proceeding through a financial agency. The enforcement of these restrictions remains unpredictable, and government authorities may declare these loans void, require the forfeiture of any interest paid and levy fines or other penalties upon the parties involved, among other remedies.

From time to time we engage in related party transactions. There are no assurances that these transactions are fair to our company.

From time to time our subsidiaries enter into transactions with related parties which include purchases from or sales to a related party, advancing related parties significant sums as prepayments for future goods or services and working capital and the payment of fees for consulting services, among other transactions. In December 2009 we adopted a related person transaction policy which will require the pre-approval of the board of directors pre-approval or ratification of transactions between us or one or more of our subsidiaries and any related person involving an amount in excess of $120,000. Notwithstanding this policy, we cannot assure you that in every instance the terms of the transactions with related parties are on terms as fair as we might receive from or extend to third parties.

Yuwei Huang, our Executive Vice President – Magnesium, an officer of several of our magnesium subsidiaries and a director of our company and his daughter Lifei Huang is also an owner and executive officer of several companies which directly compete with our magnesium business.

Mr. Yuwei Huang who serves as our Executive Vice President – Magnesium, an executive officer of several of our Magnesium segment subsidiaries and a director of our company and his daughter Lifei Huang who is the General Manager of International Magnesium Trading are also the principal owners and executive officers the Chairman of a competitor of ours, YiWei Magnesium. YiWei Magnesium, a minority owner of two of our Magnesium segment subsidiaries, owns interests in several other magnesium factories, a magnesium alloy factory and a magnesium powder desulphurization reagent factory, all located in China. In addition, we have recently signed a non-binding letter of intent to acquire certain facilities owned by YiWei Magnesium. Due to Mr. Huang and Ms. Huang’s interest in our competitors and  Mr. Huang’s management position as an officer and director with of our company, there are certain inherent conflicts of interest and there can be no assurances that our business and operations will not be adversely impacted as a result of these conflicts.

Our business will suffer if we lose our land use rights.

There is no private ownership of land in China and all land ownership is held by the government of China, its agencies, and collectives. In the case of land used for business purposes, land use rights can be obtained from the government for a period up to 50 years, and are typically renewable. Land use rights can be granted upon approval by the land administrative authorities of China (State Land Administration Bureau) upon payment of the required land granting fee, the entry into a land use agreement with a competent governmental authority and certain other ministerial procedures. We have entered into agreements to acquire land use rights for some of our occupied properties and other agreements to use the land and the buildings which house our magnesium operations from parties that we reasonably believe have proper land use rights. We cannot give, however, any assurance that our land use rights will be renewed or that the parties we have entered into agreements with will maintain their land use rights. In addition, we may not have followed all procedures required to obtain the land use certificate for the land use rights we agreed to purchase or paid all required fees. If the Chinese administrative authorities determine that we have not fully complied with all procedures and requirements needed to hold a land use certificate for this or any other property which we occupy, we may be forced by the Chinese administrative authorities to retroactively comply with such procedures and requirements, which may be burdensome and require us to make payments, or such Chinese administrative authorities may invalidate or revoke our land use certificate entirely. If the land use right certificates needed for our operations are determined by the government of China to be invalid or if they are not renewed, or if we are unable to renew the lease for our facilities when they , we may lose production facilities or employee accommodations that would be difficult or even impossible to replace. Should we have to relocate, our workforce may be unable or unwilling to work in the new location and our business operations will be disrupted during the relocation. The relocation or loss of facilities could cause us to lose sales and/or increase its costs of production, which would negatively impact financial results.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

The Investment Company Act of 1940 will limit the value of securities we can accept as payment for our business consulting services which may limit our future revenues.

We have historically accepted securities as payment for our services and will likely continue to do so in the future, but only to the extent that it does not cause us to become classified as an investment company under the Investment Company Act 1940. To the extent that we are required to reduce the amount of securities we accept as payment for our consulting services to avoid becoming an investment company, our future revenues from our business consulting services may substantially decline if our clients cannot pay our fees in cash. A reduction in the amount of our consulting fees will materially adversely affect our financial condition and results of operations in future periods. Any future change in our fee structure for our consulting services could also severely limit our ability to attract business consulting clients in the future.

The acquisition of new businesses is costly and such acquisitions may not enhance our financial condition.

A significant element of our growth strategy is to acquire controlling interests in companies that operate in China and that offer services, products, technologies, industry specializations or geographic coverage that extend or complement our existing business. The process to undertake a potential acquisition is time-consuming and costly. We expect to expend significant resources to undertake business, financial and legal due diligence on our potential acquisition targets and there is no guarantee that we will acquire the company after completing due diligence. The process of identifying and consummating an acquisition could result in the use of substantial amounts of cash and exposure to undisclosed or potential liabilities of acquired companies. In addition, even if we are successful in acquiring additional companies, there are no assurances that the operations of these businesses will enhance our future financial condition. To the extent that a business we acquire does not meet the performance criteria used to establish a purchase price, some or all of the goodwill related to that acquisition could be charged against our future earnings, if any.

The operations of our basic materials segment will be subject to risks and hazards inherent in the mining industry.

Our Basic Materials segment, if and when mining operations commence, will be engaged in the mining and processing of zinc ore. These operations will be subject to risks and hazards inherent in the mining industry, including, but not limited to, ground fall, flooding, environmental hazards and the discharge of toxic chemicals, explosions and other accidents, unanticipated variations in grade and other geological problems, water conditions, surface or underground conditions, metallurgical and other processing problems, mechanical equipment performance problems, the lack of availability of materials and equipment, the occurrence of accidents, labor force disruptions, force majeure factors, unanticipated transportation costs, and weather conditions. Any of these risks could result in work stoppages, delays in production, the development of properties, production commencement dates and production quantities, increased production costs and rates, damage to or destruction of mines and other production facilities, injury or loss of life, damage to property, environmental damage, and possible legal liability for such damages. As of the date of this prospectus, we have not established a reserve on this property. Furthermore, we are evaluating our strategic alternatives related to this business including the partial or full sale of our interest, the launch of operations in fiscal 2010 or seeking a potential joint venture partner to operate this business.

Risks Related to Doing Business in China

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have little value as precedent, unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our investment agreements with the minority shareholders and management of our subsidiaries, arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.  We are considered a foreign invested enterprise under Chinese laws, and as a result, we must comply with Chinese laws and regulations. We cannot predict what effect the interpretation of existing or new Chinese laws or regulations may have on our business. If the relevant authorities find us to be in violation of Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation: levying fines; revoking our business and other licenses; requiring that we restructure our ownership or operations; and requiring that we discontinue any portion or all of our business. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China’s regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our stated business objectives. Also, if we are unable to enforce any legal rights we may have under our agreements or otherwise with the shareholder of Pan Asia Magnesium or the shareholders of our other subsidiaries, our ability to control their operations could be limited. Any significant limitation on our ability to control the operations of our subsidiaries could result in a loss of our investment which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to environmental and safety regulations, which may increase our compliance costs and reduce our overall profitability.

We are subject to the requirements of environmental and occupational safety and health laws and regulations in China. In addition, there are governmental initiatives under consideration in an effort to, among other things, moderate the environmental impact of magnesium production industry. These initiatives include, but are not limited to national standards for environmental quality and discharge of pollutants in China. See “Item 1. Business – Government Regulation – Environment” of our 2009 Transition Report on Form 10-K. We may incur substantial costs or liabilities in connection with these requirements that could reduce our overall profitability. The capital requirements and other expenditures that may be necessary to comply with environmental requirements could increase and become a significant expense linked to the conduct of our business.

Substantially all of our assets and operations are located in the PRC and are subject to changes resulting from the political and economic policies of the Chinese government.

Our business operations could be restricted by the political environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. In recent years, however, the government has introduced reforms aimed at creating a socialist market economy and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reform programs, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to moderate the environmental impact of manufacturing businesses, control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn result in a decline in the trading price of our common stock.

We cannot assure you that the current Chinese policies of economic reform will continue. Because of this uncertainty, there are significant economic risks associated with doing business in China.

Although the majority of productive assets in the PRC are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourages private economic activity. In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC. Because these economic reform measures may be inconsistent or ineffective, there are no assurances that:

•	the Chinese government will continue its pursuit of economic reform policies;
•	the economic policies, even if pursued, will be successful;
•	economic policies will not be significantly altered from time to time; or
•	business operations in China will not become subject to the risk of nationalization.

We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue. Because our business model is dependent upon the continued economic reform and growth in China, any change in Chinese government policy could materially adversely affect our ability to continue to implement our business model. China’s economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. Even if the Chinese government continues its policies of economic reform, there are no assurances that economic growth in that country will continue or that we will be able to take advantage of these opportunities in a fashion that will provide financial benefit to us.

The Chinese government exerts substantial influence over the manner in which our Chinese subsidiaries must conduct our business activities.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions of the PRC, and could require us to divest ourselves of any interest we then hold in our Chinese subsidiaries.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could interrupt our operations

A renewed outbreak of SARS or another widespread public health problem in China could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations;
•	the sickness or death of our key management and employees; or
•	a general slowdown in the Chinese economy.

An occurrence of any of the foregoing events or other unforeseen consequences of public health problems could result in a loss of revenues in future periods and could impact our ability to conduct the operations of our Chinese subsidiaries as they are presently conducted. If we were unable to continue the operations of our Chinese subsidiaries as they are now conducted, our revenues in future periods would decline and our ability to continue as a going concern could be in jeopardy. If we were unable to continue as a going concern, you could lose your entire investment in our company.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively. We may not have ready access to cash on deposit in banks in the PRC.

Because a substantial portion of our revenues are in the form of Renminbi (RMB), the main currency used in China, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. Dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. At September 30, 2009 our PRC subsidiaries had approximately $4.2 million on deposit in banks in China, which represented approximately 32.9% of our cash. We cannot be certain that we could have ready access to that cash should we wish to transfer it to bank accounts outside the PRC nor can we be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.

Risks Related to Our Common Stock

The price of our common stock may fluctuate substantially and your investment may decline in value.

The market for common stock has recently been subject to significant disruptions that have caused substantial volatility in the prices of these securities, which may or may not have corresponded to the business or financial success of the particular company. The market price for shares of our common stock has declined substantially in the past and could decline further if our future operating results fail to meet or exceed the expectations of market analysts and investors and/or current economic or market conditions persist or worsen.

Some specific factors that may have a significant effect on the future market price of our shares of common stock include:

•	actual or expected fluctuations in our operating results;
•	variance in our financial performance from the expectations of market analysts;
•	changes in general economic conditions or conditions in our industry generally;
•	changes in conditions in the financial markets;
•	announcements of significant acquisitions or contracts by us or our competitors;
•	our inability to raise additional capital;
•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;
•	additions or departures of key management personnel;
•	actions by our shareholders;
•	changes in market prices for our products or for our raw materials; and
•	changes in stock market analyst research and recommendations regarding the shares of our common stock, other comparable companies or our industry generally.

In addition, the stock market in general, and the Nasdaq and the market for companies with China based operations in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the affected companies. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the price you paid for such shares.

Risks Related To This Offering

This prospectus permits selling security holders to resell their shares.  If they do so, the market price for our shares may fall and purchasers of our shares may be unable to resell them.

This prospectus permits Selling Stockholders to resell their shares of common stock.  If they do so, the market price for our common stock may fall and purchasers of our common stock may be unable to resell them.

THE 2008 EXECUTIVE STOCK INCENTIVE PLAN

We have summarized below certain key provisions of the Plan . This summary may not contain all the information that is important to you. You should review the entire Plan, a copy of which is included as Appendix D to our Proxy Statement filed with the SEC on April 30, 2008.

Introduction

The purpose of the Plan is to advance the interests of our company by providing an incentive to attract, retain and motivate highly qualified and competent persons who are important to us and upon whose efforts and judgment the success of our company is largely dependent. Only our executive officers will be eligible to receive awards under the Plan.

Shares Subject to the Plan

The aggregate number of shares available for issuance pursuant to restricted stock grants and/or the exercise of ISOs or NSOs granted under the Plan may not exceed 1,000,000 shares of our common stock. Should any award granted under the Plan expire or become unexercisable for any reason without having been exercised in full, the shares subject to the portion of the option not so exercised or awarded will become available for subsequent stock awards or option grants.

Administration and Eligibility

The Plan will be administered by the compensation committee of our board of directors. The compensation committee will determine, from time to time, those of our executive officers to whom stock awards or plan options will be granted, the terms and provisions of each such grant, the dates such grants will become exercisable, the number of shares subject to each grant, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the Plan and the interpretation of the provisions thereof are to be resolved at the sole discretion of the compensation committee.

Amendment and Termination of the Plan

The board of directors may amend, suspend or terminate the Plan at any time, except that no amendment shall be made which:

•	increases the total number of shares subject to the plan or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in our capitalization),
•	affects outstanding options or any exercise right thereunder,
•	extends the term of any option beyond 10 years, or
•	extends the termination date of the plan.

Unless the Plan is suspended or terminated by the board of directors, the Plan will terminate 10 years from the date of the plan’s adoption. Any termination of the Plan will not affect the validity of any options previously granted thereunder.

Grants under the Plan

Plan options under the Plan may either be options qualifying as ISOs under Section 422 of the Code, or options that do not so qualify which are known as NSOs. Any ISO granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any ISO granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant. NSOs must provide for an exercise price of not less than 85% of the fair market value of our common stock on the date of grant.

In addition, the Plan allows for the inclusion of a reload option provision, which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Furthermore, restricted stock grants may also be made, as well as deferred stock grants and stock appreciation rights.

Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market.

Adjustment Upon Changes in Capitalization or other Corporate Event

The Plan provides that, if our outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment shall be made in the number or kind of shares subject to the plan or subject to unexercised options and in the purchase price per share under such options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding options. In the event of our proposed dissolution or liquidation, a proposed sale of all or substantially all of our assets, a merger or tender offer for our shares of common stock, the compensation committee may declare that each option granted under the plan shall terminate as of a date to be fixed by the committee; provided that not less than 30 days written notice of the date so fixed shall be given to each participant holding an option, and each such participant shall have the right, during the period of 30 days preceding such termination, to exercise the participant’s option, in whole or in part, including as to options not otherwise exercisable.

Assignability of Plan Options and Termination of Employment

All plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee, except as provided by the compensation committee. If an optionee shall die while our employee or within three months after termination of employment by us because of disability, retirement or otherwise, such options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of death or termination of employment, by the person or persons to whom the optionee’s right under the option pass by will or applicable law, or if no such person has such right, by his executors or administrators. Options are also subject to termination by the compensation committee under certain conditions.

In the event of termination of employment because of death while an employee, or because of disability, the optionee’s options may be exercised not later than the expiration date specified in the option or one year after the optionee’s death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the option or one year after the optionee’s death, whichever date is earlier. If an optionee’s employment by us terminates because of disability and such optionee does not die within the following three months after termination, the options may be exercised, to the extent that the optionee shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in the option or one year after termination of employment, whichever date is earlier. If an optionee’s employment terminates for any reason other than death or disability, the optionee may exercise the options to the same extent that the options were exercisable on the date of termination, for up to three months following such termination, or on or before the expiration date of the options, whichever occurs first. In the event that the optionee was not entitled to exercise the options at the date of termination or if the optionee does not exercise such options (which were then exercisable) within the time specified herein, the options shall terminate. If an optionee’s employment terminates for any reason other than death, disability or retirement, all rights to exercise the option will terminate not later than 90 days following the date of such termination of employment, except as otherwise provided under the plan. Non-qualified options are not subject to the foregoing restrictions unless specified by the compensation committee.

Summary of Federal Tax Consequences

The following is only a brief summary of the effect of federal income taxation on an optionee under the Plan. Effective January 1, 2006, we adopted SFAS No. 123R, “Share-Based Payment.” This Statement requires that compensation costs related to share-based payment transactions, such as stock options or restricted stock award, be recognized in the financial statements. Under 123R, an optionee, recipient of a restricted stock award and our company will be subject to certain tax consequences and accounting charges, regardless of the type of option or restricted stock award.

Options granted under the Plan may be either ISOs which satisfy the requirements of Section 422 of the Code or NSOs which do not meet such requirements. The federal income tax treatment for the two types of options differs, as summarized below.

ISOs. No taxable income is recognized by an optionee at the time of the grant of an ISO, and no taxable income is generally recognized at the time an ISO is exercised. However, the excess of the fair market value of the common stock received upon the exercise of an ISO over the exercise price is includable in the employee’s alternative minimum taxable income (“AMTI”) and may be subject to the alternative minimum tax (“AMT”). For AMT purposes only, the basis of the common stock received upon exercise of an ISO is increased by the amount of such excess.

An optionee will recognize taxable income in the year in which the purchased shares acquired upon exercise of an ISO are sold or otherwise disposed. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. An optionee will make a qualifying disposition of the purchased shares if the sale or disposition is made more than two years after the grant date of the option and more than one year after the exercise date. If an optionee fails to satisfy either of these two holding periods prior to sale or disposition, then a disqualifying disposition of the purchased shares will result.

Upon a qualifying disposition, an optionee will recognize long-term capital gain or loss in an amount equal to the difference between the amount realized upon the sale or other disposition of the purchased shares and the exercise price paid for the shares except that, for AMT purposes, the gain or loss would be the difference between the amount realized upon the sale or other disposition of the purchased shares and the employee’s basis increased as described above. If there is a disqualifying disposition of the shares, then the optionee will generally recognize ordinary income to the extent of the lesser of the difference between the exercise price and (i) the fair market value of the common stock on the date of exercise, or (ii) the amount realized on such disqualifying disposition. Any additional gain recognized upon the disposition will be capital gain. If the amount realized is less than the exercise price, the optionee will, in general, recognize a capital loss. If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, to the extent the optionee recognizes ordinary income. In no other instance will we be allowed a deduction with respect to the optionee’s disposition of the purchased shares.

NSOs. No taxable income is recognized by an optionee upon the grant of an NSO. The optionee will in general recognize ordinary income, in the year in which an NSO is exercised, equal to the excess of the fair market value of purchased shares on the date of exercise over the exercise price paid for such shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon a subsequent sale of the purchased shares, the optionee will generally recognize either a capital gain or a capital loss depending on whether the amount realized is more or less than the exercise price. We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to an exercised NSO. The deduction will in general be allowed for our taxable year in which ordinary income is recognized by the optionee in connection with the acquisition of the option shares.

Restricted Stock. Unless the recipient of a restricted stock grant elects to treat such grant as ordinary income at the time the grant is made, the recipient does not recognize taxable income upon the grant of restricted stock. Instead, the recipient will recognize ordinary income at the time of vesting (i.e. when the restrictions on the grant lapse) equal to the fair market value of the restricted shares on the vesting date minus any amount paid for the restricted shares. At the time that the recipient recognizes ordinary income in respect of the restricted stock grant, we would be entitled to a tax deduction for compensation expense equal to the amount of ordinary income recognized by the recipient.

The foregoing is only a summary of the effect of federal income taxation upon us and the participants under the Plan. It does not purport to be complete, and does not discuss all of the tax consequences of a participant’s death or the provisions of the income tax laws of any state, municipality, or foreign country in which the participants may reside.

Effective Date of the Plan. The Plan became effective on April 25, 2008.

USE OF PROCEEDS

We are registering the shares of common stock offered by this prospectus for the account of the Selling Stockholders identified in the section of this prospectus entitled “Selling Stockholders.” All of the net proceeds from the sale of the shares will go to the Selling Stockholders who offer and sell their shares. We will not receive any part of the proceeds from the sale of such shares.

SELLING STOCKHOLDERS

The information under this heading relates to resales of shares covered by this prospectus by persons who are our "affiliates" as that term is defined under federal securities laws.  These persons will be members of our Board of Directors and/or officers of our company.  Shares issued pursuant to this prospectus to our affiliates are "control" shares under federal securities laws.

The following table sets forth:

•	the name of each affiliated Selling Stockholder,
•	the amount of common stock owned beneficially, directly or indirectly, by each affiliated Selling Stockholder,
•	the maximum amount of shares of our common stock to be offered by the affiliated Selling Stockholders pursuant to this prospectus, and
•	the amount of common stock to be owned by each affiliated Selling Stockholder following sale of the shares.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right.  The information as to the number of shares of our common stock owned by each affiliated Selling Stockholder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table.  Because the Selling Stockholders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the affiliated Selling Stockholders upon termination of the offering made hereby.  We have therefore assumed, for the purposes of the following table, that the affiliated Selling Stockholders will sell all of the shares owned by them, which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

Persons who receive stock grants under Plan are deemed affiliates.  Grants may be made to affiliates in the future which we are not able to identify at this time.  Before any of our affiliates sell any of his or her shares received under the Plan, we will supplement this prospectus with the required information regarding the names of the persons selling, the total number of shares owned by these persons and the number of shares proposed to be sold under this prospectus.

Name and Position With Us	Number of Shares Owned Prior to Offering	Number of Shares Registered Hereby	Number of Shares to Be Owned After Offering(*)

TOTAL:

PLAN OF DISTRIBUTION

The information under this heading includes resales of shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws.

The shares covered by this prospectus may be resold and distributed from time to time by the selling security holders in one or more transactions, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices.  The selling security holders in connection with sales of securities may pay usual and customary, or specifically negotiated, brokerage fees or commissions.

The selling security holders may sell shares in one or more of the following methods, which may include crosses or block transactions:

•
through the Nasdaq Global Market or on such exchanges or over-the-counter markets on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, or through brokers, acting as principal or agent;

•
in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value, subject to rules relating to sales by affiliates; or

•
through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders who are affiliates of our company and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act of 1933 for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

We have advised the selling security holders that, at the time a resale of the shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Securities Exchange Act of 1934.  With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $.0001 per share, 10,000,000 shares of preferred stock, par value $.0001 per share, of which 12,950 shares have been designated as Series A convertible preferred stock.  The following description of our common stock and our preferred stock is a summary. You should refer to our articles of incorporation and our bylaws for the actual terms of our capital stock.

Common Stock

As of February 18, 2010 there were 28,093,578 outstanding shares of our common stock.  Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by the shareholders.  Holders of common stock do not have cumulative voting rights.  Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor.  In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  All of the outstanding shares of common stock are fully paid and non-assessable.  Holders of common stock have no preemptive rights to purchase our common stock.  There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

The board of directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing an amendment pursuant to the applicable law of Florida, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders.  Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock.  At present, we have no plans to issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the shareholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our shareholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock.  The board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules.  We have no present plans to issue any preferred stock.

Series A Convertible Preferred Stock

As of February 18, 2010 there were 1,006 shares of our Series A convertible preferred stock outstanding.  The designations, rights and preferences of the Series A convertible preferred stock include:

•	the stated value of each share is $1,000;
•	the shares have no voting rights;
•
the shares pay quarterly dividends in arrears at the rate of 8% per annum beginning on April 1, 2008 and on each conversion date.  Subject to certain conditions, the dividends are payable at our option in cash or shares of our common stock valued at the lower of the conversion price or the average of the weighted average price of our common stock on the 10 consecutive trading days immediately preceding the dividend date;

•
each share is convertible into shares of our common stock at a conversion price of $7.00 per share, subject to adjustment in the event of default as specified in the Series A convertible preferred stock.  In the event of a default, the conversion price will be 90% of the lower of the conversion price or $7.45 until the default has been cured;

•
the conversion price of the Series A convertible preferred stock is subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events.  In addition, the conversion price is subject to adjustment if we issue or sell shares of our common stock for a consideration per share less than the conversion price then in effect, or issue options, warrants or other securities convertible or exchange for shares of our common stock at a conversion or exercise price less than the conversion price of the Series A convertible preferred stock then in effect.  If either of these events should occur, the conversion price is reduced to the lowest price at which these securities were issued or are exercisable;

•
the Series A convertible preferred stock are not convertible to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the conversion of the Series A convertible preferred stock or otherwise would result in the beneficial ownership by the holder of more than 4.99% of our then outstanding common stock.  This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us;

•
whenever a holder converts all or any portion of the Series A convertible preferred stock, if we should redeem the shares, or if the holder requests redemption, we are required to issue the holder a number of shares a number of shares (the "Make Whole Amount”) equal to the product of the dividend rate and the stated value of the shares, subject to certain instances in which we are required to pay that amount in cash; and

•	the shares are redeemable by us under certain conditions, and the holders may also require us to redeem the shares upon the occurrence of certain events.

Warrants

At February 18, 2010 we have issued and outstanding warrants to purchase a total of 5,774,664 shares of our common stock at exercise prices ranging from $1.14 to $15.00 per share as follows:

Exercise price	Number of Warrants outstanding	Weighted average remaining contractual life (Years)	Weighted average exercise price	Warrants Exercisable	Weighted average exercise price of Warrants exercisable
$1.85	372,500	2.25	$1.41	372,500	$1.85
$2.31	1,351,352	4.96	$2.31	1,351,352	$2.31
$2.50	50,000	1.92	$2.50	50,000	$2.50
$1.14	50,000	1.67	$1.14	50,000	$4.00
$8.00	1,966,250	3.03	$7.98	1,966,250	$8.00
$10.00	1,894,562	1.69	$10.01	1,894,562	$10.00
$15.00	90,000	0.38	$15.00	90,000	$11.00
	5,774,664	2.93	$6.93	5,774,664	$6.93

Certain of the warrants are subject to anti-dilution protections afforded to the purchasers. In the event we were to issue any shares of common stock or securities convertible into or exercisable for shares of common stock to any third party purchaser at an exercise price per share which is less than the exercise price per warrant share without the consent of the holder of the warrant, the holder has the right to elect to retroactively substitute any term of any such other offering. This right is subject to certain limited exceptions, including strategic license agreements, mergers and similar acquisitions and certain option programs.

Transfer agent

Computer Share Trust Co., Inc. is the transfer agent for our common stock.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Lazarus Rothstein, Esq., our Executive Vice President, General Counsel and Secretary. Mr. Rothstein beneficially owns 5,000  restricted shares of our common stock granted under the 2006 Stock Compensation Plan and 2008 Non-Executive Stock Incentive Plan.

EXPERTS

Our audited consolidated balance sheets as of September 30, 2009 and December 31, 2008 (restated), and the related consolidated statements of operations, shareholders' equity and cash flows for the periods then ended are incorporated by reference in the registration statement of which this prospectus is a part have been audited by Sherb & Co., LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC.  You may read and copy any materials that we file at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with the SEC.  In addition, because our stock is listed for trading on the NASDAQ Global Market, you can read and copy reports and other information concerning us at the offices of the NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, New York 10006.  We maintain a website at www.cdii.net.  We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

We have filed with the SEC a registration statement on Form S-8 (of which this prospectus is a part) under the Securities Act with respect to the securities to be sold by pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.  You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus.  Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference.  You may inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; obtain a copy from the SEC upon payment of the fees prescribed by the SEC; or obtain a copy from the SEC’s website.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.  We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of securities covered by this prospectus:

•	our Transition Report on Form 10-K for the nine month transition period ended September 30, 2010;
•	a Current Report on Form 8-K as filed on January 4, 2010 (other than information furnished rather than filed);
•	a Current Report on Form 8-K/A as filed on January 8, 2010;
•	a Current Report on Form 8-K as filed on January 12, 2010 (other than information furnished rather than filed);
•	a Current Report on Form 8-K/A as filed on January 19, 2010;
•	a definitive proxy statement on Schedule 14A filed on January 28, 2010;
•	definitive additional proxy soliciting materials on Schedule 14A filed on January 28, 2010;
•	a Current Report on Form 8-K as filed on February 11, 2010; and
•	our Quarterly Report on Form 10-Q for the period ended December 30, 2009 as filed on February 12, 2010.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document.  Written requests should be directed to: Corporate Secretary, China Direct Industries, Inc., 431 Fairway Drive, Deerfield Beach, Florida 33441.

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document.  Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the SEC are hereby incorporated by reference in this registration statement:

•	our Transition Report on Form 10-K for the nine month transition period ended September 30, 2010;
•	a Current Report on Form 8-K as filed on January 4, 2010 (other than information furnished rather than filed);
•	a Current Report on Form 8-K/A as filed on January 8, 2010;
•	a Current Report on Form 8-K as filed on January 12, 2010 (other than information furnished rather than filed);
•	a Current Report on Form 8-K/A as filed on January 19, 2010;
•	a definitive proxy statement on Schedule 14A filed on January 28, 2010;
•	definitive additional proxy soliciting materials on Schedule 14A filed on January 28, 2010;
•	a Current Report on Form 8-K as filed on February 11, 2010; and
•	our Quarterly Report on Form 10-Q for the period ended December 30, 2009 as filed on February 12, 2010.

All documents filed by the Company or the Plan under Section 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered have been sold or that deregisters the distribution of all securities then remaining unsold, will be deemed to be incorporated by reference into this registration statement and will be a part of this registration statement from the date that document was filed.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

A description of the registrant's securities is set forth in the prospectus incorporated as a part of this registration statement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Under our articles of incorporation and bylaws, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	a breach of the director's duty of loyalty to us or our shareholders;
•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	a transaction from which our director received an improper benefit; or
•	an act or omission for which the liability of a director is expressly provided under Florida law.

In addition, our bylaws provide that we must indemnify our officers and directors to the fullest extent permitted by Florida law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.  The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against those persons in their official capacities if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We also maintain an insurance policy under which coverage is provided to our directors and officers to insure against certain liabilities that such persons may incur in their capacities as directors and officers of the company.

To the extent indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or control persons, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act of 1933 and is unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.  EXHIBITS

Exhibit Number	Exhibit
5.1	Opinion of Lazarus Rothstein, Esq., Executive Vice President, General Counsel and Secretary. (1)
10.1
2008 Executive Stock Incentive Plan (incorporated herein by reference to Appendix D filed as a part of the Company’s Proxy Statement filed with the Commission on April 30, 2008 (Commission File No. 001-33694)).

23.1	Consent of Sherb & Co., LLP, Independent Registered Public Accounting Firm. (1)
23.2	Consent of Lazarus Rothstein, Esq., Executive Vice President, General Counsel and Secretary. (included in Exhibit 5.1) (1)
24	Power of Attorney (included on signature page to this Registration Statement). (1)
_____________________
(1)           Filed herewith.

ITEM 9.  UNDERTAKINGS

The undersigned registrant hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent  post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any  increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range is reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the " Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply to this registration statement on Form S-8 to the extent that the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of  appropriate jurisdiction the question whether such  indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Deerfield Beach, Florida on February 18, 2010.

CHINA DIRECT INDUSTRIES, INC.

By:	/s/ Yuejian (James) Wang
Yuejian (James) Wang, Chief Executive Officer, Chairman, principal executive officer

Each person whose signature appears below hereby constitutes and appoints Yuejian (James) Wang and Lazarus Rothstein and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Yuejian (James) Wang	Chief Executive Officer, President and Chairman (Principal Executive Officer)	February 18, 2010
Yuejian (James) Wang

/S/ Andrew X. Wang	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 18, 2010
Andrew X. Wang

Executive Vice President - Magnesium, Director
Yuwei Huang

/S/ David Barnes	Director	February 18, 2010
David Barnes

/S/ Sheldon Steiner	Director	February 18, 2010
Sheldon Steiner

/S/ Philip Y. Shen
Philip Y. Shen, Ph.D	Director	February 18, 2010